***Text Omitted and Filed Separately with the Securities and Exchange Commission. Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

AGREEMENT
THIS AGREEMENT (this “Agreement”) is made and entered into as of December 2, 2014 (the “Effective Date”) by and between Sequenom, Inc. (“Sequenom”) and The Chinese University of Hong Kong (“University”). Sequenom and University are each referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Sequenom, Illumina, Inc. (“Illumina”) and others are parties to that certain settlement agreement dated as of December 2, 2014 (the “Settlement Agreement”) relating to, among other proceedings, the Northern District of California Verinata Health, Inc. et al. v. Sequenom, Inc. et al., 3:12-cv-00865-SI.
WHEREAS, Sequenom and University are parties to that certain (1) License Agreement dated as of September 16, 2008 (the “License Agreement (’256)”), (2) License Agreement dated as of May 3, 2011 (the “License Agreement (’336)”), and (3) License Agreement dated as of May 3, 2011 (the “License Agreement (’335)”, and together with the License Agreement (’256) and License Agreement (’336), collectively, the “Sequenom License Agreements”).
WHEREAS, University and Illumina are parties to that certain (a) License Agreement dated as of December 2, 2014, pursuant to which University grants to Illumina certain licenses and other rights related to the inventions and other technology described in University Docket No. […***…] (the “License Agreement (’401)”), and (2) License Agreement dated as of December 2, 2014, pursuant to which University grants to Illumina certain licenses and other rights related to the inventions and other technology described in University Docket No. […***…] (the “License Agreement (’403)”, and together with the License Agreement (’401), collectively, the “Illumina License Agreements”). The Sequenom License Agreements and the Illumina License Agreements, collectively, the “License Agreements”).
WHEREAS, in connection with the Settlement Agreement, University agreed to (a) certain amendments to the Sequenom License Agreements, (b) assignments by novation from Sequenom to Illumina of the Sequenom License Agreements (as amended) as of 11:59 P.M. Pacific Time on December 2, 2014, (c) grants (following such assignments by novation) by Illumina to Sequenom of sublicenses under Illumina’s rights under the Inventions subject to the License Agreements, and (d) the Illumina License Agreements (collectively, “Settlement-Related Agreements”).
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein and the mutual benefits to be gained by the performance hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

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1.Definitions.
(a)    “Licensed Product” shall mean, collectively, Licensed Product as defined in any one or more of the License Agreements.

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(b)    “Non-IVD Net Sales” shall mean with respect to a Non-IVD Licensed Product sold by Sequenom or its Affiliates, the gross revenue actually received by Sequenom or its Affiliates for the sale to any third party of such Non-IVD Licensed Product.
(c)    “US T 21 Test” shall mean a non-invasive, prenatal, circulating cell-free, fetal nucleic acid-based trisomy 21 test for United States sales only.
(d)    Any capitalized term not defined in this Agreement shall have the meaning ascribed to such term in the respective License Agreements (as amended to date, including by the Settlement-Related Agreements).
2.    Payments. In consideration for University’s agreement to the Settlement-Related Agreements, Sequenom shall pay to University:
(a)    Within ten (10) days after the Effective Date, the following amounts:
(i)    Six million US dollars (US$ 6,000,000);
(ii)    Fifty Thousand US dollars (US $50,000) for […***…]; and
(iii)    One Hundred Thousand US dollars (US $100,000) for […***…].
(b)    Provided that at least one of the patent applications subject to the Pooled Patents Agreement effective as of December 2, 2014 (the “Pooled Patents Agreement”), between Illumina and Sequenom is still pending or at least one of the issued patents has not expired, an incurred royalty on Non-IVD Net Sales equal to the following (the “Non-IVD Royalty”):
(i)    For such sales of Non-IVD Licensed Products by Sequenom or its Affiliates during 2015, the amount equal to […***…] percent ([…***…] %) of the Non-IVD Net Sales for such sales, up to […***…] US dollars (US$ […***…]);
(ii)    For such sales of Non-IVD Licensed Products by Sequenom or its Affiliates during 2016, the amount equal to […***…] percent ([…***…] %) of the Non-IVD Net Sales for such sales, up to […***…] US dollars (US$ […***…]);
(iii)    For such sales of Non-IVD Licensed Products by Sequenom or its Affiliates during 2017, the amount equal to […***…] percent ([…***…] %) of the Non-IVD Net Sales for such sales, up to […***…] US dollars (US$ […***…]);
(iv)    For such sales of Non-IVD Licensed Products by Sequenom or its Affiliates during 2018, the amount equal to […***…] percent ([…***…] %) of the Non-IVD Net Sales for such sales; and

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(v)    For such sales of Non-IVD Licensed Products by Sequenom or its Affiliates during 2019, the amount equal to […***…] percent ([…***…] %) of the Non-IVD Net Sales for such sales.
(c)    An additional royalty on Non-IVD Net Sales in respect of each sale of US T 21 Test sold by Sequenom or its Affiliates equal to […***…] percent ([…***…]%) of Non-IVD Net Sales for such US T 21 Test (the “US T 21 Test Royalty”).
(i)    The US T 21 Test Royalty shall expire upon a cumulative royalty payment attributable to this […***…]% of Non-IVD Net Sales to University, whether under the License Agreement (’335) for sales prior to the Effective Date or under this Section 2(c) for sales on or after the Effective Date, of […***…] US dollars (US $[…***…]). For the avoidance of doubt, Sequenom does not have an obligation to pay the full $[…***…], or any portion thereof, except as incurred based on such Non-IVD Net Sales during the term of the term of the License Agreement (’335) and subject to Section 2(c)(iii) below.
(ii)    The US T 21 Test Royalty shall apply to sales of the US T 21 Test, regardless of whether or not the Inventions within University Docket No. […***…]335 related to the US T 21 Test. Solely for purposes of this Section 2(c), the term “Non-IVD Licensed Product” in the definition of Net Sales Value in the License Agreement (‘335) shall be replaced with the term “US T 21 Test”.
(iii)    The provisions of this Section 2(c) shall survive any termination of the License Agreement (’335) by Licensee, unless such termination is due to a material breach of the License Agreement (’335) or of the Sponsored Research Agreement (No.TS116377) between University and Sequenom.
(d)    During the term of the Pooled Patents Agreement, an additional royalty equal to […***…]% of any minimum payments (or the portion thereof), if any, actually paid by Illumina to Sequenom, less any amounts credited or offset by Illumina against the applicable minimum payment amounts by Illumina thereunder (the “Minimum Payment Royalty”).
(e)    The royalties provided for in Section 2(b), 2(c) and 2(d) shall be paid semi-annually, and shall be in arrears ninety (90) days after the last day of June and December in each year in accordance with Section 5.
3.    Commercialization Report and Accounting for and Payment of Royalties and Maintenance of Records.
(a)    Sequenom shall, within 90 days after the last day of June, and December, send to University a confidential commercialization report which comprises a statement specifying royalties payable to University, which shall include the quantities of Non-IVD Licensed Product or US T 21 Test, as applicable, sold or otherwise disposed of, the sales price of Non-IVD Licensed Product or US T 21 Test, as applicable, sold or otherwise disposed of, and a calculation showing

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the royalties due. There shall be no cross-collateralization, no accounts shall be offset and no other adjustment shall be made between the Non-IVD Licensed Product or US T 21 Test, as applicable, or between territories, areas or countries of the Territory unless provided otherwise in the License Agreement (’335).
(b)    Royalty payments attributable to the Non-IVD Royalty, the US T 21 Test Royalty and the Minimum Payment Royalty shall be individually itemized in statements from Sequenom to University.
(c)    The first commercialization report, covering the period from the Effective Date to the 31st of December, 2014 shall be due on 1st of April, 2015. Each subsequent commercialization report should cover a period of six months as stipulated in Section 2(e).
(d)    Sequenom shall keep during the term of this Agreement and two years thereafter, records or accounts sufficient to enable accurate calculations of royalties due to University under this Agreement. University shall be entitled to appoint an auditor not employed by the University and reasonably acceptable to Sequenom to determine the correctness of any royalty statement or royalties payable or paid hereunder. The cost of inspection by such auditor shall be borne by University unless the auditor’s report indicates that Sequenom has under-reported its sales of Non-IVD Licensed Product or US T 21 Test, as applicable by more than five (5) percent in which case Sequenom shall bear the full cost of such audit.
4.    Interference Expenses. Sequenom further agrees to reimburse University for documented Interference Expenses incurred during the Term of the applicable License Agreement in the Territory; […***…]. Said reimbursements to be made to University within thirty (30) days upon presentation of invoice to Sequenom therefor.
5.    Payment Terms. All payments to be paid hereunder shall be made in reference to this Agreement for purpose of identification. All payments to University are to be made payable to “The Chinese University of Hong Kong”, to be in US dollars and to be sent to the Office of Research and Knowledge Transfer Services at the above address of University or by wire transfer to the following account:
Account Name: The Chinese University of Hong Kong
Account No.:    […***…]
Swift Code:    […***…]
Name of Bank: […***…]
[…***…]
[…***…]
and shall be paid in full without any deductions, save for such tax as Sequenom is legally bound to withhold. Sequenom shall provide reasonable assistance to University, free of charge, to recover any tax so withheld.

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6.    Additional Covenant. Sequenom shall not terminate the Pooled Patents Agreement without the University’s prior written consent.
7.    Confidentiality. The terms of this Agreement shall be deemed confidential information under this Agreement and there shall be no public disclosure except with prior mutual agreement, unless as provided for in this Section 7. In the event that a Party is required to publicly disclose the terms of this Agreement pursuant to the rules of any securities exchange

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or the U.S. Securities and Exchange Commission, or other regulatory or governmental agency, to which any Party is subject, the Party shall, where legally permissible, give prior written notice to the other Party, redact as much confidential information as is permitted under such rules and shall agree on all such redactions with the other Party prior to disclosure, except where such agreement may be precluded by advice of legal counsel of a Party.
8.    Term and Termination. This Agreement shall come into effect on the Effective Date and, unless terminated earlier in accordance with this Agreement, shall continue in force for until the expiration or earlier termination of the License Agreements.
9.    Governing Law and Jurisdiction.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong SAR, excluding conflict-of-law principles that would cause the application of the laws of any other jurisdiction.
(b)    Should Sequenom bring suit under or relating to this Agreement, such suit, any resulting counterclaim, and the Agreement shall be governed by and in accordance with the laws of the Hong Kong SAR and the Parties hereby agree to submit to the exclusive jurisdiction of the courts of the Hong Kong SAR, without regard to any choice of forum principles that might apply to move the forum to another jurisdiction. Should University bring suit under or relating to this Agreement, such suit and any resulting counterclaim, and this agreement shall be governed by and construed in accordance with the laws of the Hong Kong SAR and the Parties hereby agree to submit to the exclusive jurisdiction of any of the state of federal courts of California, Delaware, or the state where Sequenom is incorporated or maintains a principal place of business, to be chosen at University’s discretion, without regard to any choice of forum principle that might apply to move the forum to another jurisdiction.
10.    Assignment. Sequenom shall not assign, mortgage, charge or otherwise transfer any rights and obligations under this Agreement (and any attempt to do so shall be null and void), without the prior written consent of University, provided, however, that each Party may assign its rights and obligations hereunder without such consent to an entity that acquires all or substantially all of the business or assets of the party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise, provided that reasonable prior written notice is given to the other Party and the Assignee shall expressly in writing assume all rights and obligations of Sequenom under this Agreement. Upon such assignment, Assignee shall assume all rights and obligations under this Agreement. Sequenom shall procure the Assignee to enter into novation agreements with University and shall procure that either Sequenom or the Assignee shall bear all reasonable costs incurred by University (including legal costs and attorney charges) in connection with the novation agreements as well as the registration or giving of notice to patents administrations and other relevant third parties as necessitated by the assignment.
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In witness whereof, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

Sequenom, Inc.

By:        /s/ Bill Welch____________
Name:     Bill Welch_______________
Title:    CEO____________________

The Chinese University of Hong Kong

By:        /s/ Fanny M. Cheung_______
Name:    Professor Fanny M. Cheung_
Title:    Pro-Vice-Chancellor________

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